Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
John Bean Technologies Corporation:

We consent to the incorporation by reference in the registration statement (No. 333‑215465) on Form S-3 and the registration statements (Nos. 333-218253 and 333-152682) on Form S-8 of John Bean Technologies Corporation and subsidiaries (the Company) of our reports dated February 25, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.
Our report dated February 25, 2021, on the consolidated financial statements refers to a change in the method of accounting for credit losses on financial instruments as of January 1, 2020, due to the adoption of Accounting Standard Codification Topic 326, Measurement of Credit Losses on Financial Instruments, and the method of accounting for leases as of January 1, 2019, due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP
Chicago, Illinois
February 25, 2021